NEITHER THIS SECURITY NOR THE SECURITIES ISSUABLE UPON CONVERSION OF THIS SECURITY HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THIS SECURITY IS ISSUED PURSUANT TO THE CONVERTIBLE NOTE PURCHASE AGREEMENT, DATED MARCH 13, 2012.

ECOTALITY, INC.

UNSECURED CONVERTIBLE NOTE

Original Issue Date: March 13, 2012	San Francisco, California

Original Principal Amount: $5,000,000

FOR VALUE RECEIVED, ECOtality, Inc., a Nevada corporation (the “Company”), hereby promises to pay ABB Technology Ventures Ltd or its registered assigns (the “Holder”) the amount set out above as the Original Principal Amount (as reduced pursuant to the terms hereof pursuant to redemption, conversion or otherwise, the “Principal”) on the Maturity Date (as defined below), and to pay interest on any outstanding Principal at the Interest Rate (as defined below) from the date set out above as the Original Issue Date (the “Issuance Date”) until the same becomes due and payable in accordance with the terms hereof. This Unsecured Convertible Note (this “Note”) is issued pursuant to the Convertible Note Purchase Agreement, dated March 13, 2012, between the Company and the Holder (the “Note Purchase Agreement”).

1.          Definitions. For purposes of this Note, the following terms shall have the following :

“Bankruptcy Event” means any of the following events: (i) the Company or any Significant Subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) thereof commences a case or other proceeding under any bankruptcy, reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction relating to the Company or any Significant Subsidiary thereof; (ii) there is commenced against the Company or any Significant Subsidiary thereof any such case or proceeding that is not dismissed within sixty (60) calendar days after commencement; (iii) the Company or any Significant Subsidiary thereof is adjudicated insolvent or bankrupt or any order of relief or other order approving any such case or proceeding is entered; (iv) the Company or any Significant Subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property that is not discharged or stayed within sixty (60) calendar days after such appointment; (v) the Company or any Significant Subsidiary thereof makes a general assignment for the benefit of creditors; (vi) the Company or any Significant Subsidiary thereof calls a meeting of its creditors with a view to arranging a composition, adjustment or restructuring of its debts; or (vii) the Company or any Significant Subsidiary thereof, by any act or failure to act, expressly indicates its consent to, approval of or acquiescence in any of the foregoing or takes any corporate or other action for the purpose of effecting any of the foregoing.

“Bloomberg” means Bloomberg Financial Markets.

“Business Day” means any day except Saturday, Sunday and any day which is a federal legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing Sale Price” means, for any security as of any date, the last closing trade price for such security on the Trading Market, as reported by Bloomberg, or, if the Trading Market begins to operate on an extended hours basis and does not designate the closing trade price, then the last trade price of such security prior to 4:00 p.m., New York Time, as reported by Bloomberg, or, if the Trading Market is not the principal securities exchange or trading market for such security, the last closing trade price of such security on the principal securities exchange or trading market where such security is listed or traded as reported by Bloomberg, or if the foregoing do not apply, the last closing trade price of such security in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing trade price is reported for such security by Bloomberg, the average of the ask prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC.  If the Closing Sale Price cannot be calculated for a security on a particular date on any of the foregoing bases, then the Closing Sale Price of such security on such date shall be the fair market value as mutually determined by the Company and the Holder.  If the Company and the Holder are unable to agree upon the fair market value of such security, then such dispute shall be resolved as set forth herein.  All such determinations to be appropriately adjusted for any stock dividend, stock split, stock combination or other similar transaction during the applicable calculation period.

“Conversion Shares” means, collectively, the Common Shares issuable upon conversion of this Note in accordance with its terms.

“Convertible Securities” means any stock or securities directly or indirectly convertible into or exercisable or exchangeable for Common Shares

“Fundamental Transaction” means any of the following: (1) the Company effects any merger or consolidation of the Company with or into another Person (as defined in the Note Purchase Agreement), (2) the Company effects any sale of all or substantially all of its assets in one or a series of related transactions, (3) any tender offer or exchange offer (whether by the Company or another Person) is completed pursuant to which holders of Common Shares are permitted to tender or exchange their shares for other securities, cash or property, or (4) the Company effects any recapitalization, reorganization, reclassification of the Common Shares or any other transaction pursuant to which the holders of Common Shares are required to receive either directly or upon subsequent liquidation), other securities, cash or property with respect to or in exchange for Common Shares.

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“GAAP” means U.S. generally accepted accounting principles, consistently applied.

“New York Courts” means the courts of the State of New York and the United States District Court for the Southern District of New York.

“Registration Rights Agreement” means that certain Registration Rights Agreement dated as of the date hereof between the Company and the Holder

“Trading Day” means (i) a day on which the Common Shares are traded on a Trading Market, or (ii) if the Common Shares are not listed or quoted on any Trading Market, a day on which the Common Shares are quoted in the over-the-counter market as reported by OTC Pink Sheets (or any similar organization or agency succeeding to its functions of reporting prices); provided, that in the event that the Common Shares are not listed or quoted as set forth in (i) and (ii) hereof, then Trading Day shall mean a Business Day.

“Trading Market” means whichever of the New York Stock Exchange, NYSE Amex, the NASDAQ Stock Market (including the NASDAQ Global Select Market, the NASDAQ Global Market and the NASDAQ Capital Market) or OTC Bulletin Board on which the Common Shares are listed or quoted for trading on the date in question.

2.             Payment of Principal. On the Maturity Date, the Company shall pay to the Holder an amount in cash representing all outstanding Principal and accrued and unpaid interest (other than such amounts converted pursuant to Section 4 and amounts redeemed pursuant to Sections 5 and 9 on such date). The “Maturity Date” shall be March 13, 2015, as may be extended at the option of the Holder in the event that, and for so long as, an Event of Default (as defined in Section 9) shall have occurred and be continuing on the Maturity Date. Other than as specifically permitted by this Note, the Company may not prepay any portion of the outstanding Principal and accrued and unpaid interest.

3.             Interest.

(a)          Payment of Interest in Cash. The Company shall pay interest to the Holder on the aggregate unconverted, unredeemed and then outstanding Principal of this Note at the rate of 5.05% per annum (the “Interest Rate”) during the period beginning on the Issuance Date and ending on, and including, the Maturity Date. Interest shall be payable quarterly in arrears in cash on the final day of each fiscal quarter beginning on March 31, 2012 (each, an “Interest Payment Date”). In the event that any Interest Payment Date falls after the Maturity Date, any accrued and unpaid interest shall be paid in cash on the Maturity Date. If any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day.

(b)          Interest Calculations. Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30-calendar-day periods, and shall accrue daily commencing on the Issuance Date until payment in full of the outstanding Principal, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made. Interest shall cease to accrue with respect to any Principal converted or redeemed, provided that the Company delivers the Conversion Shares and the applicable redemption price within the time period required by the terms hereof. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Company.

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(c)          Late Fee. From and after the occurrence and during the continuance of an Event of Default, the Interest Rate shall be increased by a per annum rate of two percent (2.0%) during the 90-day period immediately following the occurrence of any Event of Default and shall increase by two percent (2.0%) per annum at the end of each subsequent 90-day period until such Event of Default has been cured, but in no event shall such increase exceed a per annum rate of 6.0% per annum. In the event that such Event of Default is subsequently cured, the adjustment referred to in the preceding sentence shall cease to be effective as of the date of such cure; provided that the interest as calculated and unpaid at such increased rate during the continuance of such Event of Default shall continue to apply to the extent relating to the days after the occurrence of such Event of Default through and including the date of cure of such Event of Default

4.             Conversion. This Note shall be convertible into shares of the Company’s Common Stock, par value $0.001 per share (the “Common Shares”), on the terms and conditions set forth in this Section 4.

(a)          Conversion Right. At any time following the Issuance Date, the Holder shall be entitled to convert all or any portion of the outstanding and unpaid Conversion Amount (as defined below) into fully paid and nonassessable Common Shares in accordance with Section 4(c), at the Conversion Rate (as defined below). The Company shall not issue any fraction of a Common Share upon any conversion. If the issuance would result in the issuance of a fraction of a Common Share, the Company shall round such fraction of a share to the nearest whole share. The Company shall pay any and all issuance, delivery, transfer, stamp and similar taxes that may be payable with respect to the issuance and delivery of Common Shares upon conversion of any Conversion Amount.

(b)          Conversion Rate. The number of Common Shares issuable upon conversion of any Conversion Amount pursuant to Section 4(a) (the “Conversion Shares”) shall be determined by dividing (x) such Conversion Amount by (y) the Conversion Price (the “Conversion Rate”).

(i)          “Conversion Amount” means the portion of the Principal to be converted, redeemed or otherwise with respect to which this determination is being made plus all accrued and unpaid interest to and including the date of payment of the Conversion Amount or issuance of Conversion Shares, as applicable, with respect to such portion of the Principal.

(ii)          “Conversion Price” means $1.27, subject to adjustment as provided in Section 6.

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(c)          Conversion Mechanics.

(i)          Optional Conversion. To convert any Conversion Amount into Common Shares on any date (a “Conversion Date”), the Holder shall (A) transmit by facsimile or electronic mail (or otherwise deliver), for receipt on or prior to 11:59 p.m., New York time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit A (the “Conversion Notice”) to the Company and (B) if required by Section 4(c)(iii), surrender this Note to a common carrier for delivery to the Company as soon as practicable on or following such date (or an indemnification undertaking with respect to this Note in the case of its loss, theft or destruction). On or before the first (1st) Business Day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile or electronic mail a confirmation of receipt of such Conversion Notice to the Holder and the Transfer Agent. On or before the third (3rd) Business Day following the date of receipt of a Conversion Notice (the “Share Delivery Date”), the Company shall, (x) provided that the Transfer Agent is participating in the DTC Fast Automated Securities Transfer Program, credit such aggregate number of Common Shares to which the Holder shall be entitled to the Holder’s or its designee’s balance account with DTC through its Deposit/Withdrawal at Custodian system or, (y) if the Transfer Agent is not participating in the DTC Fast Automated Securities Transfer Program, issue and deliver to the address of the Holder as specified in the Conversion Notice, a certificate, registered in the name of the Holder or its designee, for the number of Common Shares to which the Holder shall be entitled. If this Note is physically surrendered for conversion as required by Section 4(c)(iii) and the outstanding Principal of this Note is greater than the Principal portion of the Conversion Amount being converted, then the Company shall as soon as practicable and in no event later than three (3) Business Days after receipt of this Note and at its own expense, issue and deliver to the holder a new Note representing the outstanding Principal not converted. The Person or Persons entitled to receive the Common Shares issuable upon a conversion of this Note shall be treated for all purposes as the record holder or holders of such Common Shares on the Conversion Date. In the event of a partial conversion of this Note pursuant hereto, the principal amount converted shall be deducted from the Principal.

(ii)          Company’s Failure to Timely Convert. If the Company shall fail to issue a certificate to the Holder or credit the Holder’s balance account with DTC, as applicable, for the number of Common Shares to which the Holder is entitled by the Share Delivery Date, other than due to circumstances outside of the Company’s control (a “Conversion Failure”), and if on or after such Share Delivery Date the Holder purchases (in an open market transaction or otherwise) Common Shares to deliver in satisfaction of a sale by the Holder of Common Shares issuable upon such conversion that the Holder anticipated receiving from the Company (a “Buy-In”), then the Company shall, within three (3) Business Days after the Holder’s request and in the Holder’s discretion, either (A) pay cash to the Holder in an amount equal to the Holder’s total purchase price (including brokerage commissions and other out of pocket expenses, if any) for the Common Shares so purchased (the “Buy-In Price”), at which point the Company’s obligation to deliver such certificate (and to issue such Common Shares) shall terminate, or (B) promptly honor its obligation to deliver to the Holder a certificate or certificates representing such Common Shares and pay cash to the Holder in an amount equal to the excess (if any) of the Buy-In Price over the product of (x) such number of Common Shares and (y) the Closing Sale Price on the Conversion Date.

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(iii)          Registration; Book-Entry. The Company shall maintain a register (the “Register”) for the recordation of the names and addresses of the holders of the Note and the principal amount of the Note held by such holders (the “Registered Notes”). The entries in the Register shall be conclusive and binding for all purposes absent manifest error.  The Company and the holders of the Notes shall treat each Person whose name is recorded in the Register as the owner of a Note for all purposes, including, without limitation, the right to receive payments of Principal and interest hereunder, notwithstanding notice to the contrary.  Upon its receipt of a request to assign or sell all or part of any Registered Note by a Holder, the Company shall record the information contained therein in the Register and issue one or more new Registered Notes in the same aggregate principal amount as the Principal amount of the surrendered Registered Note to the designated permitted assignee or transferee pursuant to Section 10(b). Notwithstanding anything to the contrary set forth herein, upon conversion of any portion of this Note in accordance with the terms hereof, the Holder shall not be required to physically surrender this Note to the Company unless (A) the full Principal amount represented by this Note is being converted or (B) the Holder has provided the Company with prior written notice (which notice may be included in a Conversion Notice) requesting reissuance of this Note upon physical surrender of this Note.  The Holder and the Company shall maintain records showing the Principal and interest, converted and the dates of such conversions or shall use such other method, reasonably satisfactory to the Holder and the Company, so as not to require physical surrender of this Note upon conversion. The Company shall not close its books against the transfer of Conversion Shares issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note. The Company shall assist and cooperate with any holder of this Note required to make any governmental filings or obtain any governmental approval prior to or in connection with the conversion of this Note (including, without limitation, making any filings required to be made by the Company).

(iv)          Disputes.  In the event of a dispute as to the number of Common Shares issuable to the Holder in connection with a conversion of this Note, the Company shall issue to the Holder the number of Common Shares not in dispute and resolve such dispute pursuant to the terms hereof.

(v)          Reservation of Shares Issuable Upon Conversion. At all times from and after the Issuance Date, the Company will reserve and keep available out of its authorized and unissued Common Shares for the sole purpose of issuance upon conversion of this Note as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder, not less than such aggregate number of Common Shares as shall be issuable (taking into account any applicable adjustments set forth in Section 6) upon the conversion of the outstanding Principal of this Note (the “Required Reserve Amount”). The Company covenants that all Common Shares that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and free from all taxes, liens and charges and, if the Registration Statement is then effective under the Securities Act, shall be registered for public sale in accordance with such Registration Statement.

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5.             Redemption at Company’s Option.

(a)          Company Optional Redemption. If at any time after the of the Issuance Date, (x) the Company enters into a binding agreement for a Fundamental Transaction, or (y) the Closing Sale Price of the Common Shares listed on the Trading Market exceeds 300% of the Conversion Price for thirty (30) consecutive calendar days, then, in each case, the Company shall have the right to redeem all, but not less than all, of the Conversion Amount then remaining under this Note (the “Company Optional Redemption Amount”) on a Company Optional Redemption Date (as defined below) (a “Company Optional Redemption”).  The Company Optional Redemption Amount shall be redeemed by the Company in cash at a price (the “Company Optional Redemption Price”) equal to 115% of the greater of (i) the Conversion Amount to be redeemed (as calculated through the Company Optional Redemption Date) and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Company delivers a Company Optional Redemption Notice (as defined below) and (B) the greatest Closing Sale Price of the Common Shares on any Trading Day during the period commencing on the Company Optional Redemption Notice Date and ending on the date immediately prior to the Company Optional Redemption Date.  The Company may exercise its right to require redemption under this Section 5 by delivering an irrevocable written notice thereof by facsimile or electronic mail and overnight courier to the Holder (the “Company Optional Redemption Notice” and the date the Holder received such notice is referred to as the “Company Optional Redemption Notice Date”).  The Company Optional Redemption Notice shall state the date on which the Company Optional Redemption shall occur (the “Company Optional Redemption Date”) which date shall not be less than thirty (30) calendar days nor more than sixty (60) calendar days following the Company Optional Redemption Notice Date.  Notwithstanding anything herein to the contrary, at any time prior to the date the Company Optional Redemption Price is paid in full, the Company Optional Redemption Amount may be converted, in whole or in part, by the Holder into Common Shares pursuant to Section 4; provided, that if the Holder exercises its right to convert the Company Optional Redemption Amount pursuant to this sentence, then such Conversion Amount shall be deemed to be equal to the Company Optional Redemption Price for purposes of determining the number of Conversion Shares the Holder is entitled to receive upon such conversion (and only for such purposes).  All Conversion Amounts converted by the Holder after the Company Optional Redemption Notice Date shall reduce the Company Optional Redemption Amount of this Note required to be redeemed on the Company Optional Redemption Date.

(b)          Mechanics of Redemption. The applicable redemption price shall be payable on the applicable redemption date. In the event that the Company does not pay the applicable redemption price to the Holder within the time period required, at any time thereafter and until the Company pays such unpaid redemption price in full, the Holder shall have the option, in lieu of redemption, to require the Company to promptly return to the Holder all or any portion of this Note representing the Conversion Amount that was submitted for redemption and for which the redemption price has not been paid.  Upon the Company’s receipt of such notice, (x) the applicable redemption notice shall be null and void with respect to such Conversion Amount and (y) the Company shall immediately return this Note, or issue a new Note to the Holder representing such Conversion Amount.

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6.          Certain Adjustments. The Conversion Price shall be subject to adjustment from time to time as set forth in this Section 6.

(a)          Stock Dividends and Splits. If the Company, at any time while this Note is outstanding, (i) pays a stock dividend on its Common Shares or otherwise makes a distribution on any class of capital stock that is payable in Common Shares or securities convertible into or exchangeable for Common Shares, (ii) subdivides outstanding Common Shares into a larger number of shares, or (iii) combines outstanding Common Shares into a smaller number of shares, then in each such case the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of Common Shares outstanding immediately before such event and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to clause (i) of this paragraph shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution, and any adjustment pursuant to clause (ii) or (iii) of this paragraph shall become effective immediately after the effective date of such subdivision or combination.

(b)          Fundamental Transactions. If at any time while this Note is outstanding there is a Fundamental Transaction, then the Holder shall have the right thereafter to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction, the same amount and kind of securities, cash or property as it would have been entitled to receive upon the occurrence of such Fundamental Transaction if it had been, immediately prior to such Fundamental Transaction, the holder of one Common Share (the “Alternate Consideration”). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one Common Share in such Fundamental Transaction, and the Company shall in good faith apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction. In any such case, the Company shall make appropriate provision with respect to the Holder’s rights and interests to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Note. The Company shall not effect any such consolidation, merger or sale, unless prior to the consummation thereof, the successor entity (if other than the Company) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument, the obligation to deliver to the Holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to acquire. Notwithstanding any other provision in this Note to the contrary, the Holder shall have the right, at its election, to sell or exchange this Note (rather than sell or exchange the Conversion Shares) in connection with any Fundamental Transaction that is structured as a sale or exchange of securities of the Company, and the Company shall use its reasonable best efforts to take all actions necessary or reasonably requested by the Holder to give effect to such election.

(c)          Certain Events. If any event occurs of the type contemplated by the provisions of this Section 6 but not expressly provided for by such provisions, then the Company’s Board of Directors shall make an appropriate adjustment in the number of Conversion Shares obtainable upon conversion of this Note so as to protect the rights of the Holder; provided that no such adjustment shall decrease the number of Conversion Shares obtainable as otherwise determined pursuant to this Section 6.

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(d)          Calculations. All calculations under this Section 6 shall be made to the nearest cent or the nearest 1/100th of a share, as applicable. The number of Common Shares outstanding at any given time shall not include shares owned or held by or for the account of the Company, and the disposition of any such shares shall be considered an issue or sale of Common Shares.

(e)          Notice of Adjustments. Upon the occurrence of each adjustment pursuant to this Section 6, the Company at its expense will promptly compute such adjustment in accordance with the terms of this Note and prepare a certificate setting forth such adjustment, including a statement of the adjusted Conversion Price, describing the transactions giving rise to such adjustment and showing in detail the facts upon which such adjustment is based. Upon written request, the Company will promptly deliver a copy of each such certificate to the Holder and to the Company’s Transfer Agent.

(f)          Notice of Corporate Events. If the Company (i) declares a dividend or any other distribution of cash, securities or other property in respect of its Common Stock, including without limitation any granting of rights or warrants to subscribe for or purchase any capital stock of the Company or any Subsidiary, (ii) authorizes or approves, enters into any agreement contemplating or solicits stockholder approval for any Fundamental Transaction or (iii) authorizes the voluntary dissolution, liquidation or winding up of the affairs of the Company, then the Company shall mail to the Holder at its address of record on file with the Company a notice describing the material terms and conditions of such transaction (but only to the extent such disclosure would not result in the dissemination of material, non-public information to the Holder) at least ten (10) Business Days prior to the applicable record or effective date on which a Person would need to hold Common Stock in order to participate in or vote with respect to such transaction, and the Company will take all commercially reasonable steps in order to insure that the Holder is given the practical opportunity to convert this Note (provided that it is convertible pursuant to Section 4(a)) prior to such time so as to participate in or vote with respect to such transaction; provided, however, that the failure to deliver such notice or any defect therein shall not affect the validity of the corporate action required to be described in such notice.

7.             Dividends. If the Company declares or pays any dividend upon the Common Shares except for a stock dividend payable in Common Shares (a “Dividend”), then the Company shall pay to the Holder at the time of payment thereof the Dividend which would have been paid to such Holder had this Note been fully converted immediately prior to the date on which a record of holders of Common Shares is taken for such Dividend.

8.             Purchase Rights. If at any time the Company grants, issues or sells any Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Shares (the “Purchase Rights”), then the Holder shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of Common Shares acquirable upon complete conversion of this Note immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights.

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9.              Rights Upon Event of Default.

(a)          Events of Default. Each of the following events shall constitute an “Event of Default:”

(i)          the Company’s failure to pay to the Holder any amount of Principal, interest or other amounts when and as due under this Note except, in the case of a failure to pay interest when and as due, in which case only if such failure continues for a period of five (5) Business Days or more;

(ii)          the Company breaches in any material respect any covenant set forth in Section 4.13 of the Note Purchase Agreement which breach is not cured, if possible to cure, within the earlier of (A) five (5) Business Days after notice of such failure sent by the Holder and (B) ten (10) Business Days after the Company has become or should have become aware of such breach;

(iii)          any representation or warranty made by or on behalf of the Company in the Note Purchase Agreement shall prove to have been false or incorrect in any material respect on the date as of which made;

(iv)          the Company or any of its Subsidiaries defaults under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries in excess of $3,000,000 (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists, or is created after the date of this Note;

(v)          the suspension from trading or failure of the Common Shares to be listed on a Trading Market for a period of five (5) consecutive Trading Days;

(vi)          the Company’s (A) failure to cure a Conversion Failure by delivery of the required number of Conversion Shares within ten (10) Business Days after the applicable Conversion Date or (B) notice, written or oral, to the Holder of this Note, including by way of public announcement or through any of its agents, at any time, of its intention not to comply with a request for conversion of the Notes into Common Shares in accordance with the provisions of this Note;

(vii)          at any time following the tenth (10th) consecutive Business Day that the Company’s authorized Common Shares are less than the Required Reserve Amount pursuant to Section 4(c)(v);

(viii)          the Company’s failure to remove any restrictive legend on any Common Shares issued to the Holder upon conversion of this Note as and when required by the terms and conditions of the Note Purchase Agreement, unless otherwise then prohibited by the applicable federal securities laws, and any such failure remains uncured for at least ten (10) Business Days; or

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(ix)          the Company or any Significant Subsidiary shall be subject to a Bankruptcy Event.

(b)          Remedies Upon Event of Default.

(i)          Redemption. Upon the occurrence of an Event of Default with respect to this Note, the Company shall within one (1) Business Day deliver written notice thereof via facsimile or electronic mail and overnight courier (an “Event of Default Notice”) to the Holder.  At any time after the earlier of the Holder’s receipt of an Event of Default Notice and the Holder becoming aware of an Event of Default, but prior to the date of cure of any such Event of Default, the Holder may require the Company to redeem all or any portion of this Note by delivering written notice thereof (the “Event of Default Redemption Notice”) to the Company, which Event of Default Redemption Notice shall indicate the Conversion Amount of this Note the Holder is electing to require the Company to redeem.  Each portion of this Note subject to redemption by the Company pursuant to this Section 9(b) shall be redeemed by the Company at a price equal to the greater of (i) the Conversion Amount to be redeemed (as calculated through the redemption date) and (ii) the product of (A) the Conversion Rate with respect to such Conversion Amount in effect at such time as the Holder delivers an Event of Default Redemption Notice and (B) the greatest Closing Sale Price of the Common Stock on any Trading Day during the period commencing on the date immediately preceding such Event of Default and ending on the Trading Day immediately prior to the date the Company is required to make the entire payment under this Section 9(b) (the “Event of Default Redemption Price”).  Any amounts required to be paid by the Company pursuant to an applicable Event of Default Redemption Notice shall be paid by the Company, by wire transfer of immediately available funds, to an account or accounts designated by the Holder within three Business Days of receipt of such notice. Redemptions required by this Section 9(b) shall be made in accordance with the provisions of Section 5(b).  To the extent redemptions required by this Section 9(b) are deemed or determined by a court of competent jurisdiction to be prepayments of the Note by the Company, such redemptions shall be deemed to be voluntary prepayments.

(ii)          General. Upon the occurrence of any Event of Default, the Holder of this Note may proceed to protect and enforce its rights by suit in equity, action at law and/or other appropriate proceeding either for specific performance of any covenant, provision or condition contained in this Note or the Note Purchase Agreement, or in aid of the exercise of any power granted in this Note or the Note Purchase Agreement, and (unless there shall have occurred an Event of Default under Section 9(a)(vii), in which case the unpaid balance of the Note shall automatically become due and payable) may at its option by notice to the Company declare all or any part of the unpaid principal amount of the Note then outstanding to be forthwith due and payable, and thereupon such unpaid principal amount or part thereof, together with interest accrued thereon and all other sums, if any, payable under the Note or the Note Purchase Agreement, shall become so due and payable without presentation, presentment, protest or further demand or notice of any kind, all of which are hereby expressly waived, and such holder or holders may proceed to enforce payment of such amount or part thereof in such manner as it or they may elect. An Event of Default shall not be deemed to be in existence or to have occurred for any purpose of this Note until the expiration of any grace period under this Note or if the Holder of the Note shall have waived such event in writing or stated in writing that the same has been cured to its reasonable satisfaction. No waiver or statement of satisfactory cure pursuant to this Section 9 shall extend to or affect any subsequent or other Event of Default not specifically identified in such waiver or statement of satisfactory cure or impair any rights of any holder of this Note upon the occurrence thereof. The Company hereby waives (a) all presentments, demands for performance, notice of nonperformance (except to the extent specifically required by the provisions hereof), (b) any requirement of diligence or promptness on the part of any holder of the Note in the enforcement of its rights under this Note or the Note Purchase Agreement, (c) except to the extent required by other provisions of this Note, any and all notices of every kind and description which may be required to be given by any statute or rule of law.

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10.          Miscellaneous.

(a)          Withholding. Notwithstanding anything to the contrary, except to the extent required by law, all payments made hereunder will be made free and clear of, and without deduction or withholding for, taxes. Any amount deducted or withheld from a payment for taxes shall be deemed to be paid by the Company and received by the registered holder for purposes of this Note.

(b)          PAYMENT; SETOFF. THE COMPANY AGREES THAT ALL OF ITS PAYMENT OBLIGATIONS HEREUNDER SHALL BE ABSOLUTE, UNCONDITIONAL AND, FOR THE PURPOSES OF MAKING PAYMENTS HEREUNDER, THE COMPANY HEREBY WAIVES ANY RIGHT TO ASSERT ANY SETOFF, COUNTERCLAIM OR CROSS CLAIM.

(c)          Notices. Any and all notices or other communications or deliveries hereunder (including, without limitation, any Conversion Notice) shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section prior to 6:30 p.m. (New York Time) on a Trading Day, (ii) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number specified in this Section 10(a) on a day that is not a Trading Day or later than 6:30 p.m. (New York City time) on any Trading Day, (iii) the Trading Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given. The addresses for such communications shall be: (A) if to the Company, to ECOtality, Inc., Post Montgomery Center, One Montgomery Street, Suite 2525, San Francisco, CA 94104, Attn: Chief Executive Officer, or to Facsimile No.: (415) 992-3001 (or such other address as the Company shall indicate in writing in accordance with this Section); or (B) if to the Holder, to the address or facsimile number appearing on the Note Register or such other address or facsimile number as the Holder may provide to the Company in accordance with this Section.

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(d)          Assignment. This Note may not be offered, sold, assigned or transferred by the Holder without the prior written consent of the Company, which may be withheld in the Company’s sole discretion; provided, however, that the Holder may transfer all, but not less than all, of the outstanding principal amount this Note to any of its affiliates without such prior written consent. The Company may not assign or transfer its rights or obligations under this Note without the prior written consent of the Holder, which may be withheld in the Holder’s sole discretion. Nothing in the foregoing shall prohibit Holder from offering, selling, assigning or transferring any Conversion Shares it receives upon conversion of this Note, subject to any restrictions on transfer under applicable securities laws and the Note Purchase Agreement.

(e)          Successors and Assigns. This Note shall be binding on and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Subject to the preceding sentence, nothing in this Note shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or cause of action under this Note.

(f)          Lost or Mutilated Note. If this Note shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Note, or in lieu of or in substitution for a lost, stolen or destroyed Note, a new Note for the Principal amount of this Note so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such Note, and of the ownership hereof (if the holder requesting a new Note is not the record holder of such Note), reasonably satisfactory to the Company.

(g)          Waiver. Any waiver by the Company or the Holder of a breach of any provision of this Note shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Note. The failure of the Company or the Holder to insist upon strict adherence to any term of this Note on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Note. Any waiver by the Company or the Holder must be in writing.

(h)          Amendment. This Note may be amended only in a writing signed by the Company and holders representing a majority in interest of the aggregate outstanding principal amount of the Note.

(i)          Severability. In case any one or more of the provisions of this Note shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Note shall not in any way be affected or impaired thereby and the parties will attempt in good faith to agree upon a valid and enforceable provision which shall be a commercially reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Note.

(j)          Further Assurances. Except and to the extent as waived or consented to by the Holder, the Company shall not by any action, including, without limitation, amending its certificate of incorporation or through any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Note, but will at all times in good faith assist in the carrying out of all such terms and in the taking of all such actions as may be necessary or reasonably required to protect the rights of Holder as set forth in this Note against impairment. Without limiting the generality of the foregoing, the Company will (i) take all such action as may be necessary or reasonably required in order that the Company may validly and legally issue fully paid and nonassessable Conversion Shares upon conversion of this Note, and (ii) use all reasonable best efforts to obtain all such authorizations, exemptions or consents from any public regulatory body having jurisdiction thereof as may be necessary to enable the Company to perform its obligations under this Note. Before taking any action which would result in an adjustment in the Conversion Price, the Company shall use all reasonable best efforts to obtain all such authorizations or exemptions thereof, or consents thereto, as may be necessary or reasonably required from any public regulatory body or bodies having jurisdiction thereof.

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(k)          Headings. The headings herein are for convenience only, do not constitute a part of this Note and shall not be deemed to limit or affect any of the provisions hereof.

(l)          Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of this Note and the transactions herein contemplated (“Proceedings”) (whether brought against a party hereto or its respective Affiliates (as defined in the Note Purchase Agreement), employees or agents) shall be commenced exclusively in the New York Courts. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any Proceeding, any claim that it is not personally subject to the jurisdiction of any New York Court, or that such Proceeding has been commenced in an improper or inconvenient forum. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such Proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY. If either party shall commence a Proceeding to enforce any provisions of this Note, then the prevailing party in such Proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such Proceeding.

[Signature page follows]

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IN WITNESS WHEREOF, the Company has caused this Note to be duly executed by its authorized officer as of the date first indicated above.

ECOTALITY, INC.

By:	/s/ Jonathan R. Read
Name: Jonathan R. Read
Title: Chief Executive Officer

Exhibit A

ECOTALITY, INC.

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Unsecured Convertible Note (the “Note”) of ECOtality, Inc., a Nevada corporation (the “Company”), into shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.

Dated: _____________

If Holder is an Individual: Name: _______________________________ Signature: ____________________________	If Holder is an Entity: Entity Name: __________________________ Signature: _____________________________ Name: ________________________________ Title: _________________________________

1.          Conversion Amount: $_______________

2.          Number of Shares of Common Stock to be Issued: ____________________

3.          Delivery of Common Stock (Choose One):

a.          Address for Delivery of Common Stock Certificates:

     ___________________________________________

    ___________________________________________

    ___________________________________________

    OR

b.         DWAC Instructions:

    Broker No. ___________________

   Account No. __________________